Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Shaun C. Smith · 937.221.1504

www.standardregister.com

shaun.smith@standardregister.com

For Release on February 24, 2012 at 8:00 a.m. EST

Standard Register Reports Fourth Quarter and Full Year 2011 Financial Results

DAYTON, Ohio (February 24, 2012) – Standard Register (NYSE: SR) today announced its financial results for the fourth quarter and full year 2011. The Company reported revenue of $161.4 million and a net loss of $95.5 million, or $3.28 per diluted share for the fourth quarter of 2011. The results compare to prior year fourth quarter revenue of $172.7 million and a net profit of $1.5 million, or $0.05 per diluted share. Non-GAAP net income, adjusted for pension loss amortization, restructuring charges and the deferred tax allowance, was $0.9 million, or $0.03 per diluted share, for the fourth quarter of 2011 as compared to $4.9 million, or $0.18 per diluted share, for the same period in 2010.

For the full year 2011, the Company reported revenue of $648.1 million and a net loss of $87.7 million, or $3.02 per diluted share. The annual results compare to prior year revenue of $668.4 million and a net profit of $0.4 million, or $0.01 per diluted share. Non-GAAP net income, adjusted for pension loss amortization and settlement, restructuring charges, the deferred tax valuation allowance, and post-retirement termination benefits, was $7.7 million for the full year, or $0.26 per diluted share as compared to $13.2 million, or $0.46 per diluted share, in 2010.

“We faced a number of challenges in 2011 as we continue to manage our transition to a core solutions business. We are not satisfied with our 2011 results, but we have taken aggressive steps to accelerate our transition and properly align our resources to capitalize on the opportunities we see across our platform,” said Joseph P. Morgan, Jr., president and chief executive officer.

Morgan continued, “Our transition to market-facing business units, together with the investments we have made to enhance our digital print capabilities, healthcare software and services offering and innovative delivery and security systems, have enabled us to provide solutions that align brand communications with our customers’ corporate priorities and standards and create growth opportunities.”

Fourth Quarter Results

Total revenues declined 7 percent to $161.4 million in the fourth quarter versus $172.7 million in the prior year. Core solution revenues were flat during the quarter including the loss of a single Healthcare customer whose fourth quarter seasonal project did not repeat in 2011. Excluding the effect of the customer loss, core solutions generated revenue growth. Legacy products, such as business forms and transactional labels, across all business units continued to decline.

Healthcare revenue declined 11 percent to $59.3 million in the fourth quarter compared to $66.3 million in the prior year. Core solutions, excluding the impact of the loss of the seasonal customer noted previously, showed improved growth driven by the acquisition of 100 percent of the ownership interests in iMedConsent, LLC (dba Dialog Medical) which the Company completed in the third quarter as well as organic growth in patient communications and patient identification and safety solutions. Legacy clinical documents and administrative forms sales declined at an accelerated rate as customers advanced implementation of Electronic Medical Records (EMR) initiatives.

Financial Services grew 2 percent to $44.7 million in the fourth quarter compared to $43.9 million in the prior year as the Company completed the implementation of a new core solutions customer as well as the continued ramp up of several customers implemented in previous periods. These sales served to offset the loss of legacy and core solutions from a customer that is expected to impact revenues in this segment by an additional $15-18 million in the coming year. The Commercial Markets business unit experienced an 11 percent decline to $39.7 million for the quarter from $44.7 million in the prior year due to erosion in both legacy and core solutions.

The Industrial business unit generated $17.7 million in revenue for the quarter, roughly in line with its results for the fourth quarter of 2010. Overall softness in manufacturing parts solutions related to slowed growth among HVAC/R, electrical distribution and home appliance manufacturers and a reduction in transactional documents during the quarter were the key drivers of performance.

Gross margin as a percent of revenue decreased to 29.6 percent for the current year quarter from 32.0 percent in the prior year quarter. Fixed cost absorption challenges due to unit declines, material cost increases, particularly in pressure sensitive labels, and pricing pressures all contributed to the change. Selling, general and administrative expenses, excluding pension loss amortization, declined $0.8 million to $45.2 million, or 28.0 percent of revenue, relative to $46.0 million and 26.6 percent for the prior year quarter.

Full Year Results

Total revenues declined 3 percent for the full year versus 2010. As with the quarter, declines in legacy products outpaced the growth that was experienced from core solutions. However, as the year advanced the mix changed from 63 percent legacy and 37 percent core for 2010 to 60 percent legacy and 40 percent core for 2011 signaling a subtle shift in the portfolio composition.

Healthcare revenues declined 6 percent to $236.8 million from $251.0 million in the prior year mainly due to administrative and clinical documents that are largely being phased out as part of the EMR initiatives. The acquisition of Dialog Medical improved our software and services offering and contributed $2.2 million in revenue during the second half of 2011. In spite of the customer loss incurred during the fourth quarter, core solutions grew organically during the year.

Revenues in the Financial Services unit declined less than 1 percent for the year to $174.2 million from $175.7 million in 2010 reflecting a still heavy concentration in declining legacy transactional products. Implementation of new customers and expansion in marketing and critical communication solutions largely offset these declines. Commercial Markets revenues were $159.4 million for the year, a 7 percent decline from $170.6 million in 2010. The upgrade of our digital print network was very evident in this segment as we posted solid growth for the year. However, softness in core solutions sales as well as decreases in areas such as transaction labels created an overall decline for the segment.

Industrial revenues grew 9 percent to $77.8 million from $71.1 million in 2010 reflecting a strong first half within our customer base followed by a weaker second half. In-mold labeling solutions continued to make progress in increasing the pipeline of opportunities as well as booked revenues. Our Mexico operation also made progress with 24 percent revenue growth over the prior year and reporting profit for the current year.

Gross margin as a percent of revenue declined to 30.6 percent in the current year from 31.4 percent during the prior year. Selling, general and administrative expenses, excluding pension loss amortization, declined $3.6 million for the full year to $182.4 million, or 28.1 percent of revenue as compared to $185.9 million and 27.8 percent of revenue in the prior year.

For 2011, capital expenditures were $21.5 million the majority of which supported the advancement of the Company’s core growth solutions. These expenditures consisted of $14.2 million in cash and $7.3 million in capital leases. In addition, the Company acquired 100 percent of the ownership interests of iMedConsent, LLC for $4.9 million in cash. Related to this acquisition a $0.7 million note payable will be paid over two years and, up to an additional $2.0 million in contingent payments will be made based upon the performance of the business through the two-year anniversary of the transaction. Pension funding contributions were $25.0 million for 2011. Non-GAAP cash on a net debt basis was negative $11.6 million for the year.

For 2012, the Company is planning to spend $9-11 million in capital expenditures to further support its core solutions offering and is planning to contribute at least the minimum requirement of $27 million for Pension funding.

Strategic Restructuring Program

On January 23, 2012, the Company announced a strategic restructuring program to better align resources in support of its growing core solutions business and to reduce costs to offset the impact of declining revenue in its legacy operations. The restructuring is expected to result in an estimated $45 million in annual savings and the elimination of 12 percent to 15 percent of its workforce over the next 6 to 9 months. Costs associated with the restructuring program reduced fourth quarter 2011 earnings by $5.5 million pre-tax, or $0.11 per diluted share. The balance of the costs will reduce 2012 earnings by approximately $1.5 million pre-tax, or $0.03 per diluted share.

Deferred Tax Valuation Allowance, Pension Valuation and Postretirement Healthcare Plan Termination

During the fourth quarter the Company recorded a non-cash charge to tax expense of $89.5 million to establish a valuation allowance against certain deferred tax assets, which reduced earnings per diluted share by $3.08. The action is necessary under accounting standards that require recording a valuation allowance when it is more likely than not that a portion of the asset will not be realized. The valuation allowance will be maintained until sufficient evidence exists to support its reversal.

Additionally, the Company recorded a non-cash actuarial loss of $80.5 million to other comprehensive income within equity as a result of actual pension asset performance as compared to actuarial assumptions and liability increases caused by continued declines in the discount rate. The recording of this loss has no impact on 2011 earnings and pension amortization for 2012 is expected at $5.8 million per quarter or $23.0 million for the full year.

During the third quarter, Standard Register terminated its postretirement healthcare plan effective December 31, 2011. The elimination of these benefits triggered a one-time favorable $20.2 million pre-tax impact to earnings due to the elimination of $5.1 million of accumulated postretirement benefit obligations recorded as a long-term liability on the balance sheet and a net credit of $15.1 million for the immediate recognition of previously unrecognized prior service credits and actuarial losses that resided in accumulated other comprehensive income and deferred tax liabilities. Going forward, the Company will no longer amortize the unrecognized prior service credits and actuarial losses that have been favorably impacting pre-tax earnings by $1.0 million per quarter or $4.0 million annually.

Change in Inventory Accounting Method

In the fourth quarter of 2011, the Company changed its method of accounting for inventory from using a combination of the LIFO method and the FIFO method to using the FIFO method for all of its inventories. The Company believes the new method of accounting for inventory is preferable because the FIFO method better reflects the current value of inventories, is used by key users of financial statements including the Company’s lenders which use FIFO to value the collateral and to calculate its borrowing capacity and compliance with debt covenants, enhances comparability with industry peers, and provides consistency across all of operations regarding the method of accounting used for financial reporting. All prior periods presented have been adjusted to apply the new method of accounting.

Dividend

On January 23, 2012 Standard Register announced the suspension of its quarterly dividend as required by Ohio law, which calls for cash dividends to be paid only out of a corporation’s statutory surplus. Because of the decline in book equity related to additional fourth quarter actuarial losses in the Company’s pension plan and the valuation allowance established against deferred tax assets, there is not currently a statutory surplus. The suspension of the dividend results in the annual retention of approximately $6 million of capital by the Company. The $0.05 per share dividend which was declared on December 8, 2011 for shareholders on record as of February 24, 2012 will be paid on March 9, 2012.

Conference Call

Standard Register’s President and Chief Executive Officer Joe Morgan and Chief Financial Officer Bob Ginnan will host a conference call at 10:00 a.m. EST on February 24, 2012, to review the fourth quarter results. The call can be accessed via an audio web cast accessible at: http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register (NYSE:SR) is trusted by the world’s leading companies to advance their reputations by aligning communications with corporate standards and priorities. Providing market-specific insights and a compelling portfolio of solutions to address the changing business landscape in healthcare, financial services, commercial and industrial markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2012 and beyond could differ materially from the Company’s current expectations. Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace including the ability to attract and retain customers, results of continuous improvement and other cost-containment strategies, and the Company’s success in attracting and retaining key personnel. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely.

Non-GAAP Measures Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press release, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures of operating performance including non-GAAP net income and earnings per diluted share and cash flow on a net debt basis, which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management evaluates the Company’s results, excluding pension loss amortization, pension settlements, restructuring charges, asset impairments, postretirement termination benefits and deferred tax valuation allowances. We believe this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision making.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $100 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash and cash equivalents).

The table below provides a reconciliation of these non-GAAP measures to their most comparable measure calculated in accordance with GAAP.

THE STANDARD REGISTER COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
		(Unaudited)
Fourth Quarter			Y-T-D
13 Weeks Ended	13 Weeks Ended		52 Weeks Ended	52 Weeks Ended
1-Jan-12	2-Jan-11		1-Jan-12	2-Jan-11
$ 161,392	$ 172,684	TOTAL REVENUE	$ 648,109	$ 668,377

113,589	117,420	COST OF SALES	449,940	458,569

47,803	55,264	GROSS MARGIN	198,169	209,808

		COSTS AND EXPENSES
51,252	50,684	Selling, general and administrative	206,656	204,613
67	370	Pension settlement and postretirement plan amendment	(19,719)	370
134	-	Environmental remediation	203	(803)
5,263	243	Restructuring and other exit costs	5,198	1,733

56,716	51,297	TOTAL COSTS AND EXPENSES	192,338	205,913

(8,913)	3,967	(LOSS) INCOME FROM OPERATIONS	5,831	3,895

		OTHER INCOME (EXPENSE)
(692)	(572)	Interest expense	(2,466)	(2,189)
74	(536)	Other income	632	(333)
(618)	(1,108)	Total other expense	(1,834)	(2,522)

(9,531)	2,859	(LOSS) INCOME BEFORE INCOME TAXES	3,997	1,373

85,953	1,405	Income Tax Expense	91,695	1,005

$ (95,484)	$ 1,454	NET (LOSS) INCOME	$ (87,698)	$ 368

29,094	28,948	Average Number of Shares Outstanding - Basic	29,049	28,917
29,094	28,955	Average Number of Shares Outstanding - Diluted	29,049	28,944

$ (3.28)	$ 0.05	BASIC AND DILUTED (LOSS) INCOME PER SHARE	$ (3.02)	$ 0.01

$ 0.05	$ 0.05	Dividends per share declared for the period	$ 0.20	$ 0.15

		MEMO:
$ 5,925	$ 5,507	Depreciation and amortization	$ 21,809	$ 23,255
$ 6,070	$ 4,668	Pension loss amortization	$ 24,281	$ 18,672

		SEGMENT OPERATING RESULTS
		(Dollars in thousands)
		(Unaudited)
Fourth Quarter			Y-T-D
13 Weeks Ended	13 Weeks Ended		52 Weeks Ended	52 Weeks Ended
1-Jan-12	2-Jan-11		1-Jan-12	2-Jan-11
		REVENUE
$ 44,658	$ 43,892	Financial Services	$ 174,170	$ 175,677
39,654	44,689	Commercial Markets	159,392	170,636
59,332	66,315	Healthcare	236,772	250,963
17,748	17,788	Industrial	77,775	71,101
$ 161,392	$ 172,684	Total Revenue	$ 648,109	$ 668,377

		GROSS MARGIN
$ 12,759	$ 13,105	Financial Services	$ 50,470	$ 52,244
9,666	11,276	Commercial Markets	41,814	44,202
20,021	24,771	Healthcare	83,069	91,925
5,357	6,112	Industrial	22,816	21,437
$ 47,803	$ 55,264	Total Gross Margin	$ 198,169	$ 209,808

		INCOME BEFORE TAXES
$ 1,469	$ 2,438	Financial Services	$ 7,329	$ 7,361
(2,440)	(373)	Commercial Markets	(3,959)	(3,323)
2,110	6,676	Healthcare	14,475	19,575
(355)	531	Industrial	113	(449)
(10,315)	(6,413)	Unallocated	(13,961)	(21,791)
$ (9,531)	$ 2,859	Total Income Before Taxes	$ 3,997	$ 1,373

		CONSOLIDATED BALANCE SHEETS
		(Dollars in thousands)
		(Unaudited)
			1-Jan-12	2-Jan-11
		ASSETS
		Cash and cash equivalents	$ 1,569	$ 531
		Accounts receivable	113,403	122,308
		Inventories	48,822	54,061
		Other current assets	9,058	11,101
		Total current assets	172,852	188,001
		Plant and equipment	73,950	74,149
		Goodwill and intangible assets	14,479	8,822
		Deferred taxes	23,996	102,996
		Other assets	8,584	10,819
		Total assets	$ 293,861	$ 384,787

		LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
		Current portion long-term debt	$ 2,470	$ 1,467
		Other current liabilities	80,973	77,296
		Deferred compensation	5,777	6,306
		Long-term debt	60,149	42,926
		Retiree healthcare obligation	-	4,931
		Pension benefit obligation	236,206	185,174
		Other long-term liabilities	7,339	6,883
		Shareholders' (deficit) equity	(99,053)	59,804
		Total liabilities and shareholders' (deficit) equity	$ 293,861	$ 384,787

		CONSOLIDATED STATEMENTS OF CASH FLOWS
		(Dollars in thousands)
		(Unaudited)
			52 Weeks Ended
			1-Jan-12	2-Jan-11
		Net income (loss) plus non-cash items	$ 32,477	$ 44,355
		Working capital	7,176	(339)
		Restructuring payments	(1,227)	(5,409)
		Contributions to qualified pension plan	(25,000)	(24,000)
		Other (1)	(171)	(2,819)
		Net cash provided by operating activities	13,255	11,788
		Capital expenditures, net	(14,186)	(8,403)
		Acquisitions, net	(4,905)	(2,464)
		Proceeds from sale of equipment	1,845	359
		Net cash used in investing activities	(17,246)	(10,508)
		Net change in borrowings under credit facility	12,661	4,019
		Principal payments on long-term debt	(1,721)	(1,477)
		Dividends paid	(5,836)	(5,807)
		Other	105	153
		Net cash provided by (used in) financing activities	5,209	(3,112)
		Effect of exchange rate	(180)	(41)
		Net change in cash	$ 1,038	$ (1,873)
(1) Includes deferred compensation and non-qualified pension payments and changes in other non-current assets and liabilities

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Dollars in thousands, except per share amounts)
(Unaudited)
Fourth Quarter			Y-T-D
13 Weeks Ended	13 Weeks Ended		52 Weeks Ended	52 Weeks Ended
1-Jan-12	2-Jan-11		1-Jan-12	2-Jan-11
$ (95,484)	$ 1,454	GAAP Net (Loss) Income	$ (87,698)	$ 368
		Adjustments
6,070	4,668	Pension loss amortization	24,281	18,672
67	370	Pension settlement and postretirement plan amendment	(19,719)	370
5,263	758	Restructuring and impairment charges*	5,198	2,248
(4,501)	(2,302)	Tax effect of adjustments (at statutory rates)	(3,850)	(8,454)
89,478	-	Deferred tax valuation	89,478	-
$ 893	$ 4,948	Non-GAAP Net (Loss) Income	$ 7,690	$ 13,204

$ (3.28)	$ 0.05	GAAP (Loss) Income Per Share	$ (3.02)	$ 0.01
		Adjustments, net of tax:
$ 0.12	0.10	Pension loss amortization	0.50	0.39
$ -	0.01	Pension settlement and postretirement plan amendment	(0.41)	0.01
$ 0.11	0.02	Restructuring and impairment charges	0.11	0.05
$ 3.08	-	Deferred tax valuation	3.08	-
$ 0.03	$ 0.18	Non-GAAP (Loss) Income Per Share	$ 0.26	$ 0.46

		GAAP Net Cash Flow	$ 1,038	$ (1,873)
		Adjustments:
		Credit facility borrowed	(12,661)	(4,019)
		Non-GAAP Net Cash Flow	$ (11,623)	$ (5,892)
	*Includes impairment recorded in other income